     As filed with the Securities and Exchange Commission on April 27, 2001
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                          SORRENTO NETWORKS CORPORATION
             (exact name of registrant as specified in its charter)


          New Jersey                           3672                      22-2367234
(State or other jurisdiction of    (Primary Standard Industrial       (I.R.S. Employer
         incorporation             Classification Code Number)       Identification No.)
       or organization)

                               9990 Mesa Rim Road
                           San Diego, California 92121
                                 (858) 558-3960
          (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                                XIN CHENG, Ph.D.
                             Chief Executive Officer
                          Sorrento Networks Corporation
                               9990 Mesa Rim Road
                           San Diego, California 92121
                                 (858) 558-3960
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             W. RAYMOND FELTON, ESQ.
                Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP
                            Metro Corporate Campus I
                              Post Office Box 5600
                          Woodbridge, New Jersey 07095
                                 (732) 549-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

[X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

 Title of each Class of                               Proposed Maximum
    Securities to be            Amount to be         Offering Price per              Aggregate                 Amount of
       Registered               Registered(1)             Share(2)              Offering Price(2)           Registration Fee
       -----------             --------------             --------              -----------------           ----------------
Common Stock, par
    value $.30 per share          1,907,494                 $8.30                   $15,832,200.                $3,958.05

--------------------------

         (1) Includes an indeterminate number of shares of Common Stock issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act of 1933, as amended.

         (2) Estimated pursuant to Rule 457 based upon the closing price of the Common Stock on April 25, 2001 as reported on The Nasdaq National Market solely for the purpose of computing the registration fee.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED APRIL 27, 2001

                                   PROSPECTUS

                          SORRENTO NETWORKS CORPORATION

                                1,907,494 SHARES

                                  COMMON STOCK

         This Prospectus relates to an aggregate of 1,907,494 shares of our common stock held by three shareholders who acquired shares and warrants from us in a recent private placement. Of those shares, a total of 1,525,995 shares were issued in the private placement and 381,499 will be issued if the warrants are exercised.

         Our common stock is quoted on the Nasdaq National Market under the symbol "FIBR." On April 25, 2001, the closing price for the Common Stock was $8.30.

         Investing in common stock involves risk. Before you invest, you should consider carefully the "Risk Factors" beginning on page 8.

         Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is ______________,2001.

                                TABLE OF CONTENTS

THE COMPANY.......................................................................................................5

THE OFFERING......................................................................................................8

RISK FACTORS......................................................................................................8

USE OF PROCEEDS..................................................................................................19

SECURITIES COVERED BY THIS PROSPECTUS............................................................................19

PLAN OF DISTRIBUTION.............................................................................................21

WHERE YOU CAN FIND MORE INFORMATION..............................................................................22

LEGAL MATTERS....................................................................................................23

EXPERTS..........................................................................................................23

                               ------------------

         This prospectus incorporates important business and financial information about Sorrento that is not included in or delivered with this prospectus. You may request copies of this information, at no cost, by writing or calling us at the following address or telephone number:

                          Sorrento Networks Corporatoin
                               9990 Mesa Rim Road
                           San Diego, California 92121
                           Attention: Joe R. Armstrong
                             Chief Financial Officer
                            Telephone: (858) 558-3960


         To obtain timely delivery of the documents, you must request the information no later than five business days prior to the date on which you make your final investment decision.

                                   The Company

         We are a developer and marketer of metropolitan optical networking systems, through our optical networking subsidiary Sorrento Networks, Inc., that are used in both interoffice and access networks. We offer customers an end-to-end optical networking solution that improves bandwidth utilization, reduces network costs and complexity and provides a scalable and efficient platform to meet the rapidly growing demand for bandwidth. Our systems are specifically designed to meet the unique requirements of the metropolitan market by supporting a wide variety of protocols, mixed speeds of traffic and changing traffic patterns. We believe we were the first company to commercially ship an optical networking system that utilizes dense wavelength division multiplexing, or DWDM, technology for the metropolitan market.

Understanding Our Market

         Over the past decade, the volume of high-speed data traffic transmitted across telecommunications networks has grown significantly. According to Ryan, Hankin & Kent, a telecommunications industry research group, public network bandwidth must increase by over 2000% between 1998 and 2002 to satisfy expected data traffic requirements. The growth in demand for bandwidth is primarily driven by the rapid growth in Internet usage, the increased average access speed and greater use of higher bandwidth applications.

         Traditional telecommunications infrastructures were originally designed for voice traffic and cannot effectively provide the bandwidth needed for high-speed data traffic. Accordingly, service providers have invested heavily to upgrade their network infrastructure to effectively meet the growth in demand for bandwidth. Additionally, worldwide deregulation in the telecommunications industry has led to an increase in the number of service providers seeking to address this demand. Both U.S. and international service providers, including competitive local exchange carriers, local and foreign telephone companies, utilities and cable television companies, are competing to provide high-speed data services in both the long-distance and local markets. Many of these service providers are starting to utilize advanced optical networking technology to differentiate their services from those offered by their competitors.

Current Network Infrastructure

         Beginning in the late 1970s, telecommunications service providers began to install fiber optic networks as an alternative to copper-based networks. Traditional copper-based networks convert voice and data traffic into electrical signals for transmission over copper wires. Fiber optic networks convert voice and data traffic into light that is sent over fiber optic cables made of glass. Fiber optic networks provide greater bandwidth capacity, reliability, transmission distances, immunity to electrical interference and resistance to corrosion than copper-based networks.

         o Long-haul backbones are high capacity networks that connect service providers and carry voice and data across large geographic regions typically spanning 200 to 4,000 kilometers.

         o Interoffice networks connect the central offices of service providers in a metropolitan area and facilitate the transport of traffic between access networks and the long-haul backbone as well as other interoffice networks. Interoffice networks typically transport voice and data traffic across distances of 50 to 200 kilometers.

         o Access networks are located in multiple locations throughout metropolitan areas and connect end users for transport across telecommunications networks.

         There are currently two similar network standards that are primarily used to transport voice and data traffic through fiber optic networks. In North America, the Synchronous Optical Network standard, or SONET, is used, while in the rest of the world, Synchronous Digital Hierarchy, or SDH is used.

         The SONET/SDH network architecture was developed primarily for the transport of voice traffic, which has experienced relatively slow growth and is characterized by predictable demand. Conversely, data traffic has grown rapidly and is characterized by unpredictable demand. As a result, SONET/SDH networks are constrained by a number of limitations.

         The shortcomings associated with SONET/SDH are magnified within the interoffice and access networks. Long-haul backbones are relatively simple networks and are designed to satisfy service provider capacity requirements. Conversely, interoffice and access networks are much more complex and multi-layered and are designed to satisfy end-user data networking requirements. These networks are characterized by a wide variety of protocols, mixed speeds of traffic and changing traffic patterns. The cost and complexity of addressing these network demands place a significant strain on service providers utilizing SONET/SDH network technology.

         Service providers have attempted to address the limitations of SONET/SDH and other fiber optic network architectures by using DWDM technology. DWDM multiplies the transmission capacity of a single fiber by transmitting multiple wavelengths of light over a single strand of fiber. Each wavelength represents a separate channel of optical information, which can be a combination of voice and data traffic. DWDM technology was originally deployed in long- haul networks, but is increasingly being utilized in interoffice and access networks to meet growing bandwidth demands. The complexity of these networks places unique demands on DWDM technology such as the need to accommodate a variety of protocols and changing traffic patterns. The benefits of DWDM technology cannot be fully realized in interoffice and access networks without effectively addressing these demands. Service providers need an end-to-end optical solution that cost-effectively expands network capacity, while providing the flexibility, scalability and management tools needed to address the unique requirements of interoffice and access networks.

Our Solution

         Our end-to-end optical networking solution offers numerous benefits including:

         Scalable Architecture. The modular architecture of our solution enables service providers to incrementally expand capacity as their bandwidth needs increase. For example, a service provider can begin deployment with a single channel and later expand to multiple channels providing up to 1.2 terabits per second of transmission capacity per fiber pair without interrupting existing traffic.

         Protocol and Signal Transparency. Our systems can transport a mix of protocols and signals, including SONET/SDH, ATM, Internet Protocol, Ethernet, Fibre Channel and Enterprise System Connection in their native formats over numerous wavelengths in the same fiber. Our protocol and signal transparency is particularly important in metropolitan areas where multiple protocols and data transmission rates are used. The transparency of our systems eliminates the additional process of optical-electrical-optical conversions that would otherwise be required in the transport of traffic, reducing latency and network complexity. In addition, the transparency of our systems allows our solutions to be easily integrated into the existing infrastructures of most service providers.

         Efficient Bandwidth Utilization. Our access products continuously aggregate end-user traffic of varied rates from the access network. The continuous aggregation of end-user traffic allows service providers to efficiently utilize the full capacity of each available optical channel within a network. As a result, service providers do not have to design their networks to accommodate peak capacity at all times and can avoid paying for excess network capacity.

         Manageability. Our intelligent network management software platform provides fault, configuration, performance and security management. Our software platform utilizes an easy-to- use graphical user interface that allows "point and click" network provisioning and monitoring.

         Quality of Service. Our proprietary network management software classifies incoming end-user traffic and prioritizes such traffic according to the needs of service providers. As a result, service providers can offer their customers network optimizing services, such as service level agreements, that enable end-users to select their desired level of service. These services provide additional revenue opportunities for our customers and allow them to distinguish their services from their competitors.

Products

         We design, manufacture and sell end-to-end optical networking solutions for interoffice and access networks.

                                  The Offering

Shares of Common Stock Offered............................ 1,907,494  Shares
Use of Proceeds........................................... We do not own 1,525,995 of the shares, so we will receive no proceeds when they
                                                           are sold. The net proceeds from the 381,499
                                                           warrant shares, which are issuable upon the
                                                           exercise of warrants, are not now determinable
                                                           as the proceeds will depend upon the number of
                                                           shares purchased. We will use the proceeds from
                                                           any warrant exercises for working capital purposes.
Nasdaq Symbol............................................. FIBR


                                  RISK FACTORS

Risks Related to our Business

We Have a History of Losses and Expect to Incur Future Losses

         We have incurred operating losses during the years ended January 31, 2001, 2000, 1999 and 1998 of $50.4 million, $10.0 million, $10.0 million and
15.2 million, respectively, and, as of January 31, 2001, we had an accumulated deficit of $118.0 million. We expect to continue to incur losses in the future. If we do not become profitable, the value of our stock may decrease. We have large fixed expenses, and we plan to incur significant and increasing sales and marketing, research and development, manufacturing, and general and administrative expenses. Currently, the majority of revenues are from shipments of our optical networking products product lines. In order for us to become profitable, we will need to generate and sustain higher revenue while maintaining reasonable expense levels.

We will need additional funds to support operations. If we are unable to obtain them, we would have to reduce or cease operations, or attempt to sell some or all of our operations or to merge with another entity

         The further development of our products as well as the expansion of manufacturing capabilities or the establishment of additional sales, marketing and distribution capabilities will require the commitment of substantial funds. Our existing working capital will not be sufficient to meet this expansion plan. Potential sources of additional funds include public or private offerings of debt or equity securities, bank lines of credit or extensions of existing arrangements. Additional financing may not be available on terms favorable to us, or at all. Insufficient funds may require us to delay, scale back or eliminate certain product development programs, or attempt to merge with another entity or otherwise reduce or cease operations.

The redemption rights of the Series A preferred stock in our subsidiary, Sorrento Networks, Inc., or SNI, may impact our ability to use otherwise available funds for business purposes.

         The holders have the right to ask SNI to redeem their shares if holders of 50% plus one share make such a request in writing. If such a request is made, our subsidiary has the obligation to redeem the Series A preferred stock within 30 days for approximately $49 million in cash, if funds are lawfully available for such redemption, or for such pro rata portion as to which a lesser amount of lawfully available funds would exist. If such request is made and SNI is found to have lawfully available funds to redeem all or a portion of such shares, it may materially adversely affect our business.

Our operating results are likely to fluctuate significantly and may fail to meet or exceed the expectations of securities analysts or investors, causing our stock price to decline.

         Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside of our control and any of which may cause our stock price to fluctuate. Some of the factors that may affect us include the following:

         o    changes in market demand for our optical networking products;

         o    the cost and availability of components used in our products;

         o    the timing and amount of customer orders;

         o the length and unpredictability of the sales and deployment cycles of our products;

         o the timing of new product introductions and enhancements by our competitors and ourselves;

         o    changes in our pricing or the pricing of our competitors;

         o our ability to attain and maintain production volumes and quality levels of our products; and

         o general economic conditions as well as those specific to the telecommunications and related industries.


Due to limited operating history, we may be unable to accurately evaluate our business and forecast our prospects.

         Our principal business segment, optical networking, began operations in February, 1997 and shipped its first product in January 1998. We have a limited operating history and are at an early stage of development. As a result, our business is subject to all of the risks inherent in and problems faced by technology companies in the early stages of development.

         We have limited historical financial data for our optical networking business segment upon which to base projected revenues and planned operating expenses and upon which you may evaluate us and our prospects. You should not rely on our recent results as an indication of our future results in making an investment decision.

If our targeted revenue amounts from our agreements do not materialize or are delayed, our operating results may be seriously harmed.

         We currently have long-term agreements with INRANGE, AT&T Broadband, Cox Communications and United Pan-Europe as well as a last mile wireless services provider. These long-term agreements provide that Sorrento is a preferred provider of optical equipment to the companies. However, none of these companies are contractually committed to purchase any minimum quantities of our products. Whether these companies elect to purchase products from Sorrento will depend, in part, on their ability to buildout and expand their commercial services. These companies could cancel or delay the buildout and expansion of their commercial services, which in turn would cause our estimated revenue from these agreements to not materialize or be delayed. We cannot assure you that any of these companies will expand their commercial services on a timely basis or that they will purchase their targeted quantities and, we may not achieve our revenue goals and may not achieve profitability.

The GigaMux and EPC are our only currently available significant products, and if they are not commercially successful, our revenue will not grow and we may not achieve profitability.

         If our customers and potential customers do not adopt, purchase and successfully deploy our GigaMux and EPC products in large numbers, our revenue may not grow and our business, financial condition and results of operations may be seriously harmed. Since the market for our products is relatively new, future demand for our products is uncertain and will depend on the speed of adoption of optical networking, in general, and optical equipment in metro and regional networks, in particular. No communications service provider has fully deployed our products in large network environments, and they may choose not to do so. Even if service providers do deploy our product fully, it may not operate as expected, which could delay or prevent its adoption.

Our backlog at any point may not be a good indicator of expected revenues.

          Our backlog at the beginning of each quarter typically is not sufficient to achieve expected sales for the quarter. To achieve our sales objective, we are dependent upon obtaining orders during each quarter for shipment during that quarter. Furthermore, our agreements with our customers typically provide that they may change delivery schedules and cancel orders within specified time frames, typically 30 days or more prior to the scheduled shipment date, without significant penalty. Our customers have in the past built, and may in the future, build significant inventory in order to facilitate more rapid deployment of anticipated major projects or for other reasons. Decisions by such customers to reduce their inventory levels have led and could lead to reductions in purchases from us. These reductions, in turn, have and could cause fluctuations in our operating results and have had and could have an adverse effect on our business, financial condition and results of operations in periods in which the inventory is reduced.

If we are not able to develop and commercialize new or enhanced products, our operating results and competitive position will be seriously harmed.

         Our growth depends on our ability to successfully develop new or enhanced products. The development of new or enhanced products is a complex and uncertain process that requires the accurate anticipation of technological and market trends. Our next generation of transport and network management products, as well as our TeraMatrix line of wavelength switching products, is currently under development. We cannot be sure whether these or other new products will be successfully developed and introduced to the market on a timely basis, or at all. We will need to complete each of the following steps to successfully commercialize these and any other new products:

         complete product development;

         qualify and establish component suppliers;

         validate manufacturing methods;

         conduct extensive quality assurance and reliability testing;

         complete software validation; and

         demonstrate systems interoperability.

         Each of these steps presents serious risks of failure, rework or delay, any one of which could adversely affect the rate at which we are able to introduce and market our products. If we do not develop these products in a timely manner, our competitive position and financial condition could be adversely affected.

         In addition, as we introduce new or enhanced products, we must also manage the transition from older products to newer products. If we fail to do so, we may disrupt customer ordering patterns or may not be able to ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Any failure to effectively manage this transition may cause us to lose current and prospective customers.

Our business may be seriously harmed if the market for optical networking products in regional and metropolitan areas does not develop as we expect.

         Our current and future product offerings are focused on the needs of providers that service regional and metropolitan areas. The market for optical networking products in regional and metropolitan areas is new, and we cannot be certain that a feasible market for our products will develop or be sustainable. If this market does not develop, or develops more slowly than we expect, our business may be seriously harmed. Furthermore, the optical networking industry is subject to rapid technological change and newer technology or products developed by others could render our products less competitive or obsolete. In developing our products, we have made, and will continue to make, assumptions about the optical networking standards that our customers and competitors may adopt. If the standards adopted are different from those which we have chosen to support, market acceptance of our product would be significantly reduced and our business will be seriously harmed.

If our products do not interoperate with our customers' networks, installations will be delayed or cancelled or our products could be returned.

         Many of our customers require that we design products to interoperate with their existing networks, each of which may have different specifications and utilize a variety of protocols. Our customers' networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Our products must interoperate with all of the products within these networks as well as future products in order to meet our customers' requirements. If we are required to modify our product design to be compatible with our customers' systems to achieve a sale, it may result in a longer sales cycle, increased research and development expense and reduced margins on our products. If our products do not interoperate with those of our customers' networks, installations could be delayed, orders for our products could be cancelled or our products could be returned, any of which could seriously harm our business.

If we fail to establish and successfully maintain strategic alliances, our ability to grow and be profitable may be seriously harmed.

         Strategic alliances are an important part of our effort to expand our sales opportunities and technological capabilities. To date, we have entered into strategic alliances with AT&T Broadband, United Pan-Europe, INRANGE, Cox Communications and a last mile wireless service provider. We cannot be certain that our existing alliances will not be cancelled or that we will be able to enter additional strategic alliances on terms that are favorable to us. Except for INRANGE, which is exclusive in the field of storage networks of enterprise customers, our agreements to date with our strategic allies are non-exclusive, and we anticipate that future agreements will also be on a non-exclusive basis. These agreements are generally short term, have no minimum financial commitments on either side and can be cancelled without significant financial consequence. In addition, we cannot be certain that our existing and any future strategic alliances will be successful. Our ability to grow and be profitable may be seriously harmed if we fail to establish and maintain strategic alliances.

We depend upon contract manufacturers and any disruption in these relationships may cause us to fail to meet the demands of our customers and damage our customer relationships.

         We use contract manufacturers to manufacture and assemble our products in accordance with our specifications. We currently have three U.S.-based contract manufacturers. We do not have long-term contracts with any of them, and none of them is obligated to perform services for us for any specific period or at any specified price, except as may be provided in a particular purchase order. We may not be able to effectively manage our relationships with these manufacturers and they may not meet our future requirements for timely delivery or provide us with the quality of products that we and our customers require.

         Each of our contract manufacturers also builds products for other companies. We cannot be certain that they will always have sufficient quantities of inventory available to fill our orders, or that they will allocate their internal resources to fill these orders on a timely basis. Qualifying a new contract manufacturer and commencing volume production is expensive and time consuming and could result in a significant interruption in the supply of our products. If we are required to change contract manufacturers, we may suffer delays that could lead to the loss of revenue and damage our customer relationships.

We rely on a limited number of suppliers and single suppliers for some of our components, and our sales and operating results may be seriously harmed if our supply of any of these components is disrupted.

         We and our contract manufacturers currently purchase several key components of our products from single and limited sources. We purchase each of these components on a purchase order basis and have no long-term contracts for these components. In the event of a disruption in supply or if we receive an unexpectedly high level of purchase orders, we may not be able to develop an alternate source in a timely manner or at favorable prices. Any of these events could hurt our ability to deliver our products to our customers and negatively affect our operating margins. In addition, our reliance on our suppliers exposes us to potential supplier production difficulties or quality variations. Any such disruption in supply would seriously affect our present and future sales.

We rely on a small number of customers for most of our revenues and any loss, cancellation, reduction or delay in sales to any single customer could seriously harm our business.

         Our customer base is highly concentrated. Historically, orders from a relatively limited number of customers accounted for most of our net sales. During the year ended January 31, 2001, six customers accounted for 53% of our optical networking business segment's net sales. We expect that, for the foreseeable future, sales to a limited number of customers will continue to account for a high percentage of our net sales. We currently do not have any long-term purchase commitments with any of our customers, and we are subject to the varying purchase cycles of our customers.

         Our concentrated customer base significantly increases the credit risks associated with slow payments or non-payments by our customers. These risks may be higher for us since some of our customers are start-up or small companies. The loss of or delay of orders or slow or non- payment from, any of our largest customers could adversely impact our business.

Our future growth depends on our ability to attract new customers, and on our customers' ability to sell additional services to their own customers.

         Most of our potential customers evaluate optical networking products for deployment in large telecommunications systems that they are installing. There are only a relatively limited number of potential customers for our products. If we are not selected by a potential customer, our revenues and ability to grow our business may be seriously harmed. Similarly, our growth depends on our customers' success in selling communications services based on our products and complementary products from others. Our success will depend on our ability to effectively anticipate and adapt to customer requirements and offer products and services that meet customer demands. Any failure of our current or prospective customers to purchase products from us for any reason, including a downturn in their business, would seriously harm our ability to grow our business.

The time that our customers and potential customers require for testing and qualification before purchasing our products can be long and variable, and may require us to invest significant resources without any assurances of sales, which may cause our results of operations to be unpredictable.

         Before purchasing our products, potential customers typically undertake a lengthy evaluation, testing and product qualification process. In addition, potential customers often require time-consuming field trials of our products. Our sales effort requires the effective demonstration of the benefits of our products to, and significant training of, potential customers. In addition, even after deciding to purchase our products, our customers may take several years to deploy our products. The timing of deployment depends on many factors, including the sophistication of a customer and the complexity and size of a customer's networks. Our sales cycle, which is the period from the time a sales lead is generated until the recognition of revenue, can often be longer than one year. The length and variability of our sales cycle is influenced by a variety of factors beyond our control, including:

         o    our customers' buildout and deployment schedules;

         o    our customers' access to product purchase financing;

         o our customers' needs for functional demonstration and field trials; and

         o    the manufacturing lead time for our products.

         Because our sales cycles are long and variable and may require us to invest significant resources without any assurances of sales, our results of operations may be unpredictable.

Our products may have errors or defects that we find only after deployment, which could seriously harm our relationship with our customers and our reputation.

         Our optical networking products can only be fully tested after deployment in networks. Our customers may discover errors or defects in our products, and our products may not operate as expected. If we are unable to fix errors or other problems that may be identified on a timely basis, we could experience:

         o    loss of or delay in revenues and loss of market share;

         o    loss of customers;

         o    failure to attract new customers or achieve market acceptance;

         o    diversion of engineering resources;

         o    increased service and warranty costs; and

         o    legal actions by our customers.

         Any failure of our current or planned products to operate as expected could delay or prevent their adoption and seriously harm our relationship with our customers and our reputation.

If we are unable to establish successful relationships with distributors and systems integrators, we may not be able to achieve and maintain profitability.

         We believe that our future success is dependent upon our ability to establish successful relationships with a variety of distributors and systems integrators. As we expand internationally, we will increasingly depend on distributors and systems integrators. If we are unable to establish and expand these relationships, we may not be able to increase market awareness or sales of our products, which may prevent us from achieving and maintaining profitability.

Our industry is highly competitive, and we may not have the resources required to compete successfully.

         The market for optical networking equipment is extremely competitive. We expect competition to intensify in the future. Our primary sources of competition include vendors of optical networking and infrastructure equipment such as CIENA Corporation, Cisco Systems, Lucent Technologies, Nortel Networks, ONI Systems, Sycamore Networks, and ADVA AG Optical Networking, as well as private companies that have been or will be focusing on our target markets. The competitors for Meret products include 3COM, Adaptec, Cisco Systems, Inc., Finisar, Emulex, Intel Corporation, Interphase, and many other companies. We may also face competition from a number of other companies that have announced plans for new products to address the same network problems that our products address. Many of our current and potential competitors have significantly greater sales and marketing, technical, manufacturing, financial and other resources than we do. Our competitors also may have more extensive customer relationships than us, including relationships with our current and potential customers. If we are unable to compete successfully against our current and future competitors, we could experience pricing pressures, reduced gross margins and order cancellations, any one of which could seriously harm our business.

If we are unable to hire or retain highly skilled personnel, we may not be able to operate our business successfully.

         Our future success depends upon the continued services of our key management, sales and marketing, and engineering personnel, many of who have significant industry experience and relationships. Many of our personnel, in particular, Dr. Xin Cheng, our Chairman and Chief Executive Officer, would be difficult to replace. We do not have "key person" life insurance policies covering any of our personnel. The loss of the services of any of our key personnel could delay the development and introduction of, and negatively impact our ability to sell, our products. In addition, we will need to hire additional personnel for most areas of our business, including our sales and marketing and engineering operations. Competition for highly skilled personnel is intense in our industry, and we may not be able to attract and retain qualified personnel, which could seriously harm our business.

If we become subject to unfair hiring claims, we could incur substantial costs in defending ourselves.

         Companies in our industry whose employees accept positions with competitors frequently claim that their competitors have engaged in unfair hiring practices. We cannot assure you that we will not receive claims of this kind in the future as we seek to hire qualified personnel or that those claims will not result in material litigation. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of their merits. In addition, defending ourselves from such claims could divert the attention of our management away from our operations.

We may be unable to protect our intellectual property, which could limit our ability to compete.

         We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and corporate partners, and control access to, and distribution of, our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology. Monitoring unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. If competitors gain access to our technology, our ability to compete could be harmed.

We could become subject to litigation regarding intellectual property rights, which could seriously harm our business and require us to incur significant costs.

         In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We may be a party to litigation in the future to protect our intellectual property or as a result of an allegation that we infringe others' intellectual property. Any parties asserting that our products infringe upon their proprietary rights would force us to defend ourselves and possibly our customers or manufacturers against the alleged infringement. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidation of our proprietary rights. Additionally, any claims and lawsuits, regardless of their merits, would likely be time-consuming and expensive to resolve and would divert management time and attention.

         Any claims of infringement of the intellectual property of others could also force us to do one or more of the following:

         o stop selling, incorporating or using our products that use the challenged intellectual property;

          o obtain from the owner of the infringed intellectual property right a license to sell or use the relevant technology, which may not be available to us on reasonable terms, or at all; or

          o    redesign those products that use such technology.

If we are forced to take any of the foregoing actions, our business may be seriously harmed.

If necessary licenses of third-party technology are not available to us or are very expensive, our products could become obsolete.

         We may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. If we are required to obtain any third-party licenses to develop new products and product enhancements, we could be required to obtain substitute technology, which could result in lower performance or greater cost, either of which could seriously harm the competitiveness of our products.

We are subject to various risks associated with international sales and operations.

         We expect that international sales will continue to increase as a percentage of our net sales for the foreseeable future. Our international operations are subject to a number of risks, including:

          o changes in foreign government regulations and telecommunications standards;

          o import and export license requirements, tariffs, taxes and other trade barriers;

          o    fluctuations in currency exchange rates;

          o    difficulty in collecting accounts receivable;

          o the burden of complying with a wide variety of foreign laws, treaties and technical standards;

          o    difficulty in staffing and managing foreign operations; and

          o    political and economic instability.

         Almost all of our sales have been denominated in U.S. dollars. A portion of our expenses are denominated in other currencies, and in the future a larger portion of our sales could also be denominated in non-U.S. currencies. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business could cause foreign currency translation gains or losses that we would recognize in the period incurred. We cannot predict the effect of exchange rate fluctuations on our future operating results because of the number of currencies involved, the variability of currency exposure and the potential volatility of currency exchange rates. We do not currently engage in foreign exchange hedging transactions to manage our foreign currency exposure.

If we do not effectively manage our growth, we may not be able to successfully expand our business.

         Growth of our business has placed, and will continue to place, a significant strain on our management systems and resources. Our ability to successfully offer our products and implement our business plan in a rapidly evolving market requires an effective planning and management process. We will need to continue to improve our financial, managerial and manufacturing processes and reporting systems, and will need to continue to expand, train and manage our workforce worldwide. If we fail to effectively manage our growth and address the above requirements, our ability to pursue business opportunities and expand our business could be harmed.

We expect the average selling prices of our products to decline, which may reduce gross margins and revenue.

         Our industry has experienced rapid erosion of average product selling prices. We anticipate that the average selling prices of our products will decline in response to competitive pressures, increased sales discounts, new product introductions by our competitors or other factors. If we are unable to achieve sufficient cost reductions and increases in sales volumes, the decline in average selling prices will reduce our gross margins and revenue.

If we are unable to comply with regulations affecting our customers' industries, our revenues may be seriously harmed.

         Our customers are involved in industries that are subject to extensive regulation by domestic and foreign governments. If we fail to conform our products to these regulatory requirements, we could lose sales and our business could be seriously harmed. Additionally, any failure of our products to comply with relevant regulations could delay their introduction and require costly and time-consuming engineering changes.

Risks Related to the Securities Market

Our stock price may be volatile which may affect your ability to sell shares at or above the offering price or result in securities litigation against us.

         The stock market in general, and the Nasdaq Stock Market and the stock of optical networking companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to a company's operating performance. We expect the price of our common stock to fluctuate. The offering price may not be indicative of the prices that will prevail in the public market after the Offering. The trading price of our Common Stock could fluctuate in response to factors described elsewhere in this Memorandum and:

         o    General market conditions;

         o    Announcements of technological innovations or new products;

         o Publicity regarding actual or potential results with respect to technologies or products under development; and

         o    Other events or factors, many of which are beyond our control,

         These broad market and industry factors may cause our stock price to decline, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against that company. Securities class-action litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, which would harm our profitability.

Your percentage of ownership and voting power, and the price of our common stock may decrease because we have issued, and may issue, a substantial number of shares of common stock, or securities convertible or exercisable into our common stock.

         We have the authority to issue up to 150 million shares of our common stock and 10 million shares of our preferred stock without shareholder approval. We may also issue options and warrants to purchase shares of our common stock. These future issuances could be at values substantially below the price paid for our common stock by current stockholders. We may conduct additional future offerings of our common stock, preferred stock, or other securities with rights to convert the securities into shares of our common stock, which may result in a decrease in the value, or market price of our common stock. Further, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of holders of common stock.

                                 USE OF PROCEEDS

         We do not own 1,525,995 of the shares, so we will receive no proceeds when they are sold. The net proceeds from the 381,499 warrant shares, which are issuable upon the exercise of warrants, are not now determinable as the proceeds will depend upon the number of shares purchased. We will use the proceeds from any warrant exercises for working capital purposes.

                      SECURITIES COVERED BY THIS PROSPECTUS

         A total of 1,907,494 shares are being registered pursuant to registration rights obligations we have to three investors who acquired our common stock and warrants in a private placement in March 2001. Other than the shares offered by this prospectus, none of the selling shareholders holds more than one percent (1%) or more of our common stock nor have they ever held any position or office with us.

         We were advised that the selling shareholders intend to sell the shares at unspecified times on a delayed or continuous basis depending upon, among other things, favorable market conditions. All warrants issued to Pine Ridge Investments, Ltd., Deephaven Private Placement Trading Ltd. and IIG Overseas Holdings, Ltd. are subject to a 4.999% limitation upon exercise. The 4.999% limitation may, however, be waived by Pine Ridge, Deephaven and IIG (but only as to themselves) on not less than 61 days notice to us and, as such, they each may acquire and sell in excess of 4.999% of our common stock through a series of exercises and sales under the warrants.

         The following table sets forth information as of April 24, 2001 with respect to the beneficial ownership of the shares by the selling shareholders.

                                    Beneficial
                                   Ownership of                                Ownership of
                                    Shares of                                    Shares of
                                   Common Stock         Number of Shares        Common Stock
        Name of Selling              Prior to           of Common Stock            After
          Shareholder                Offering            to be Offered            Offering
  ---------------------------    ----------------     ---------------------  -------------------
Pine Ridge
   Investments, Ltd.                648,548(1)                 648,548(1)          0

Deephaven Private
   Placement Trading
    Ltd.                            495,948(2)                 495,948(2)          0

IIG Overseas
   Holdings Ltd.                    381,499(3)                 381,499(3)          0

----------------------

(1) Does not include 162,137 warrant shares, which are issuable to Pine Ridge upon the exercise of the warrants, and which are subject to the 4.999% limitation.
(2) Does not include 123,987 warrant shares, which are issuable to Deephaven upon the exercise of the warrants, and which are subject to the 4.999% limitation.
(3) Does not include 95,375 warrant shares, which are issuable to IIG upon the exercise of the warrants, and which are subject to the 4.999% limitation.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

     o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o An exchange distribution in accordance with the rules of the applicable exchange;

     o    Privately negotiated transactions;

     o    Short sales;

     o Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     o    A combination of any such methods of sale; and

     o    Any other method permitted pursuant to applicable law.

         The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The Selling Stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of the Company or derivatives of Company securities and may sell or deliver shares in connection with these trades. The Selling Stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the Selling Stockholders.

         Broker-dealers engaged by the Selling Stockholders may arrange for other brokers- dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         The Company is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of up to $7,500 for the counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Where You Can Find More Information

         This prospectus is part of the registration statement on Form S-3 which we filed with the SEC under the Securities Act using a "shelf" registration process. As permitted by SEC rules, this prospectus does not contain all the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

         We are subject to and comply with the informational reporting requirements of the Securities Exchange Act of 1934. You may read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 or at its regional offices at: 7 World Trade Center, Suite 300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain further information about the operation of the SEC's public reference room by calling the SEC at 1-800- SEC-0330. Our filings are also available to the public over the Internet at the SEC's website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we may disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus. If we subsequently file superseding or updating information with the SEC in a document that is incorporated by reference into this prospectus, the updated information will also become a part of this prospectus and will supersede the earlier information.

         We are incorporating by reference into this prospectus the following documents that we previously filed with the SEC:

     o Our Annual Report on Form 10-K for the fiscal year ended January 31, 2000.

     o Our Quarterly Reports on Form 10-Q for the quarters ended April 30, July 31 and October 31, 2000.

     o    Our Proxy Statement dated December 11, 2000.

         We are also incorporating by reference into this prospectus all documents which we subsequently filed with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering.

         You may also obtain copies of any of our filings which are incorporated by reference, at no cost, by contacting us at the following address or telephone number:

                          Sorrento Networks Corporation
                               9990 Mesa Rim Road
                           San Diego, California 92121
                           Attention: Joe R. Armstrong
                             Chief Financial Officer
                                 (858) 558-3960

         In order to insure timely delivery of the documents, your request should be made no later than five (5) business days prior to the date on which you make your final investment decision.

                                  LEGAL MATTERS

         The legality of the shares offered by this prospectus has been passed upon by Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP, Woodbridge, New Jersey.

                                     EXPERTS

          The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP and Arthur Andersen & Co., independent certified public accountants, to the extent and for the periods set forth in their reports incorporated by reference, and are incorporated herein in reliance upon such report given upon the authority of said firms as experts in auditing and accounting.

         No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication there has not been any change in the affairs of the Company since the date hereof.

=========================================                              ==============================
    We have not authorized any dealer,
sales person or other person to give any
information or Represent anything
contained in this prospectus. You must not
rely on any unauthorized information.                                         1,907,494 Shares

    This prospectus is not an offer to                                       SORRENTO NETWORKS
sell, or a solicitation of an offer to                                          CORPORATION
buy, securities in any jurisdiction where
it is unlawful.

    The information contained in this                                          Common Stock
prospectus is current as of
April 27, 2001

                                                                              ---------------

                                                                                PROSPECTUS

                                                                              ---------------



                                                                              April 27, 2001

==========================================                             ==============================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

         Item 14.  Other Expenses of Issuance and Distribution.

         The registrant estimates expenses in connection with the offering described in this Registration Statement will be as follows:

Item                                                                              Amount
Securities and Exchange Commission Registration Fee                             $4,401.35
Printing and Engraving Expenses                                                    100.00
Accountants' Fees and Expenses                                                   3,000.00
Legal Fees and Expenses                                                          5,000.00
NASDAQ Listing Fees                                                              7,500.00
Placement Agents Fees and Expenses                                             330,000.00
Miscellaneous                                                                      498.65
                                                                              -----------
              Total                                                           $350,500.00
                                                                              ===========

         Item 15. Indemnification of Directors and Officers.

         The description set forth under the caption "Indemnification of Directors and Officers" in the Company's Registration Statement on Form S-4, filed September 6, 1996, No. 33-10667, is incorporated herein by reference.

         Item 16. Exhibits.

Exhibit Number                      Description of Document

3.1  Restated Certificate of Incorporation dated June 14, 1988 (B).

3.2  Amended and Restated By-Laws of the Registrant, dated April 13, 1988 (C).

3.3  Series A Preferred Stock Certificate of Designation (E).

3.4  Series B Preferred Stock Certificate of Designation (A).

3.5  Series C Preferred Stock Certificate of Designation (A).

3.6  Series D Preferred Stock Certificate of Designation (F).

3.7  Series E Preferred Stock Certificate of Designation (G).

3.8  Series B Preferred Stock Certificate of Designation (G).

3.9 Certificate of Amendment to the Certificate of Incorporation dated January 16, 1998 (H).

3.10 Amendment to the By-Laws dated January 30, 1998 (H).

3.11 Amended Certificate of Designation of Series C Convertible Preferred Stock
     (I).

4.2  Incentive Stock Option Plan, as amended (J).

4.3  1988 Stock Option Plan (K).

4.4  1997 Incentive and Non-Qualified Stock Option Plan (L).

4.5  1997 Directors Stock Option Plan (L).

4.6  2000 Stock Incentive Plan (O).

5.   Opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP - Page II-7.

10.1 Line of Credit Agreement with Coast Business Credit dated May 28, 1995 and Modification dated January 1996 (M).

10.7 Cooperation and Supply Agreement with Asia Broadcasting and Communications Network, Ltd. dated as of March 20, 1997 (M).

21.  Subsidiaries of the Registrant (N).

23.1 Consent of BDO Seidman LLP - Page II-9.

23.2 Consent of Arthur Andersen & Co - Page II-10.

23.3 Consent of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP (included in opinion filed as Exhibit 5).

-----------------


The foregoing are incorporated by reference from the Registrant's filings indicated:

(A) Form S-4 dated  September 6, 1996,
(B) Form 10QSB for quarter  ended July 31, 1988,
(C) Form 10K for the year ended January 31, 1988,
(D) Form 10K/A for year ended January 31, 1994,
(E) Form S-3 dated February  25, 1997,
(F) Form 10-KSB for year ended January 31, 1997,
(G) Form 10-KSB for year ended January 31, 1998,
(H) Form 8-K dated May 14, 1998,
(I) Proxy  Statement dated August 18, 1989,
(J) Proxy  Statement dated May 13, 1988,
(K) Proxy Statement dated  November 21, 1997,

(L) Form 10-KSB for year ended January 31, 1996,
(M) Form 8-K dated April 10, 1997.
(N) Form 10-K for year ended January 31, 2000.
(O) Proxy Statement dated December 11, 2000.

         Item 17. Undertakings.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue. The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided however that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 27th day of April, 2001.

                           SORRENTO NETWORKS CORPORATION

                           By: /s/ Xin Cheng
                              -------------------------------------
                                    Xin Cheng, Ph.D.
                                    Chief Executive Officer

POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Xin Cheng or James M. Dixon, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be one in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

       Signature                                     Title                                   Date

/s/ Xin Cheng, Ph.D                              Chief Executive                        April 27, 2001
----------------------------------------         Officer, Chairman
XIN CHENG, Ph.D.


/s/ Joe R. Armstrong                             Chief Financial Officer                April 27, 2001
----------------------------------------         (Principal Financial and
JOE R. ARMSTRONG                                 Accounting Officer)


/s/ James M. Dixon                               Chief Operating Officer,               April 27, 2001
----------------------------------------         President, Director
JAMES M. DIXON

/s/ Philip Arneson                               Director                               April 27, 2001
-------------------------------------------
PHILIP ARNESON

/s/ Tingye Li, Ph.D.                             Director                               April 27, 2001
-------------------------------------------
TINGYE LI Ph.D.

/s/ Gary M. Parsons                              Director                               April 27, 2001
-------------------------------------------------
GARY M. PARSONS